Exhibit 99.1



For Immediate Release

               HAWAIIAN HOLDINGS SAYS IT NEEDS MORE COOPERATION

                            FROM HAWAIIAN AIRLINES

          De-Listing And Delayed 10Q Possible Without Renewed Support

NEW YORK, July 17, 2003 - Hawaiian Holdings, Inc. (AMEX: HA), trading of whose shares has been suspended by the American Stock Exchange, today said that it needs information and financial support from its subsidiary Hawaiian Airlines, which is in Chapter 11 reorganization, if it is to avoid de-listing and meet the filing deadline of August 15 for its second quarter 10Q.

     The company said that from the time that it was formed, the airline had taken the necessary steps to support Hawaiian Holdings' status as a public company, providing the financial information necessary for the holding company to satisfy its disclosure obligations and the funds necessary to support its operations. This cooperation and financial support continued during the reorganization until the initial trustee was appointed to manage the affairs of the airline in June 2003. Without this cooperation and support, it has become increasingly unlikely that the company will be able to meet its obligations as a public company. The suspension of trading Monday occurred after the company's transfer agent resigned over an unpaid invoice.

     The company said it has been in contact with the newly-appointed trustee overseeing Hawaiian


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Airlines in the Chapter 11 reorganization to gain access to the needed information and the funds necessary to maintain Hawaiian Holdings' status as a public company. In its communications with the trustee, the company explained that, without Hawaiian Airlines' cooperation, the value of the stock owned by the airlines' employees, both directly and through their employee benefit plans, is in serious jeopardy.

The company said that it continues to believe that there is substantial value in the airline for the holding company's current shareholders. The ability to disclose material financial information is crucial to the maintenance of Hawaiian Holdings as a public company and the company is striving to preserve a market for its stock during reorganization. The company said it is very hopeful that it can work through the current problems and reopen the flow of information and support from Hawaiian Airlines for the benefit of its shareholders, many of whom are employees of the airline.

Hawaiian Holdings is a Delaware-based company that has been public since August 2002, when Hawaiian Airlines, which had been publicly held, became its wholly owned subsidiary in an internal corporate reorganization.

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